Exhibit 99.1
REGENT REPORTS FIRST QUARTER 2006 RESULTS
Cincinnati, OH, May 5, 2006 — Regent Communications, Inc. (Nasdaq: RGCI) announced today financial results for the quarter ended March 31, 2006.
For the first quarter of 2006, net broadcast revenues decreased 0.7% to approximately $18.5 million from $18.6 million reported for the first quarter of 2005. Net income for the first quarter of 2006 decreased to $64,000, or $0.00 per share, compared with reported net income of $386,000, or $0.01 per share, in the same period last year. Below are the Company’s consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2006	2005
Net broadcast revenues	$18,493	$18,621
Station operating expenses	14,125	13,717
Corporate general and administrative expenses	1,769	2,016
Depreciation and amortization	1,277	1,397
Gain on sale of long-lived assets	(20)	(6)

Operating income	1,342	1,497
Interest expense	(1,275)	(1,055)
Other income, net	44	1

Income from continuing operations before income taxes	111	443
Income tax expense	(47)	(53)

Income from continuing operations	64	390
Loss on discontinued operations, net of income tax benefit	—	(4)

Net income	$64	$386

BASIC AND DILUTED NET INCOME PER COMMON SHARE:
Income from continuing operations	$0.00	$0.01
Loss from discontinued operations	0.00	0.00

Basic and diluted net income per common share	$0.00	$0.01

Weighted average number of common shares:
Basic	41,538	45,154
Diluted	41,538	45,247
Bill Stakelin, President and CEO of Regent, commented, “Our first quarter revenues paced in line with the industry and slightly ahead of our internal expectations. We faced difficult comparisons given our revenue increase of 7% in the comparable period in 2005. We are continuing to work through a challenging environment by executing our multi-pronged strategy. First, we are supporting our strong ratings by investing in quality content, while effectively marketing our stations to target audiences in our local markets. Second, we have joined with our industry peers in prudently investing in new digital
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distribution channels that will significantly strengthen our overall value proposition to both our listeners and our advertisers. And, third, we are continuing to review our portfolio, as well as potential acquisition opportunities, with the goal of maximizing the value of our assets, as well as our ability to drive future cash flows.”
“Given recent industry consolidation, Regent has emerged as the premiere player in the small-to-middle markets. Given our healthy balance sheet, operating focus and track record, we are well positioned to capitalize on the increase in transaction activity within our target markets,” Stakelin continued. “In addition, we continue to study all avenues to return cash to our shareholders, including our ongoing share repurchase program.”
Non-GAAP Financial Measures
In its assessment of its financial performance, Regent utilizes certain financial measures that are not calculated in accordance with GAAP. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenue and same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station Operating Income
First quarter 2006 station operating income decreased 10.9% to $4.4 million from $4.9 million reported in the first quarter of 2005. The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, the Company and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended
	March 31,
Station Operating Income	2006	2005

Operating income	$1,342	$1,497

Plus:
Depreciation and amortization	1,277	1,397
Corporate general and administrative expenses	1,769	2,016

Less:
Gain on sale of long-lived assets	20	6

Station operating income	$4,368	$4,904

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Same Station Results
On a same station basis, which includes results from stations operated during the entire first quarter for both the 2006 and 2005 periods and excludes barter, net broadcast revenue for the first quarter of 2006 decreased less than 1.0% to $17.8 million compared to $17.9 million for the first quarter of 2005. Station operating income decreased 8.7% to $4.4 million in the first quarter of 2006 compared to $4.8 million in the first quarter of 2005. The Company believes that a same station presentation is important to investors as it provides for a measure of performance of radio stations that were owned and operated by Regent in the first quarter of 2005 as well as the current year and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income, which the Company believes are the most directly comparable GAAP financial measures, to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
	March 31,
Same Station Net Broadcast Revenue	2006	2005

Net broadcast revenue	$18,493	$18,621

Less:
Barter transactions	651	708

Same station net broadcast revenue	$17,842	$17,913

	Three Months Ended
	March 31,
Same Station Operating Income	2006	2005

Operating income	$1,342	$1,497

Plus:
Depreciation and amortization	1,277	1,397
Corporate general and administrative expenses	1,769	2,016

Less:
Gain on sale of long-lived assets	20	6

Station operating income	$4,368	$4,904

Adjustments:
Barter transactions	32	(85)

Same station operating income	$4,400	$4,819

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Free Cash Flow
For the first quarter of 2006, free cash flow decreased to $1.3 million compared to $1.6 million in the first quarter of 2005. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2006	2005

Net income	$64	$386

Add:
Depreciation and amortization	1,277	1,397
Non-cash interest expense	92	104
Non-cash taxes	46	49
Other non-cash items, net (1)	244	113

Less:
Maintenance & digital technology capital expenditures	439	434
Gain on sale of long-lived assets	20	—

Free cash flow	$1,264	$1,615

(1)	Includes non-cash compensation and barter.
The Company believes the most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2006	2005

Net cash provided by operating activities	$2,831	$3,310

Less:
Maintenance & digital technology capital expenditures	439	434
Changes in operating assets and liabilities	973	1,099
Bad debt expense	155	162

Free cash flow	$1,264	$1,615

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Selected Financial Data
The Company’s cash balance and consolidated debt balance at March 31, 2006 were $0.7 million and $84.7 million, respectively. Total capital expenditures were $439,000 for the first quarter of 2006 which included approximately $353,000 of maintenance expenditures and approximately $86,000 of digital technology conversion expenditures.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements. The Company believes that forward-looking same station net broadcast revenue and station operating income disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various sized companies against industry standards.
Regent expects second quarter 2006 reported net broadcast revenues and station operating income of $22.4 to $22.8 million and $6.8 to $7.1 million, respectively. Regent expects earnings per share to be approximately $0.03 to $0.04 for the second quarter of 2006.

	Three Months Ending
	June 30, 2006
	Guidance Range
Station Operating Income	Lower	Upper
	(in millions)
Operating income	$3.7	$4.0
Plus:
Depreciation and amortization	1.3	1.3
Corporate general and administrative expenses	1.8	1.8

Station operating income	$6.8	$7.1

The Company expects same station net broadcast revenue to be flat to down 2% for the second quarter of 2006 compared to the second quarter of 2005. The Company expects capital expenditures for the second quarter to be approximately $1.5 million, of which approximately $0.6 million is related to conversion to digital technology costs.
Commenting on the Company’s outlook, Bill Stakelin said, “Our second quarter guidance primarily reflects a continued difficult advertising environment for the radio industry, offset to some extent by the strong ratings at our station clusters and the execution of our aggressive sales and marketing plans. We remain well positioned to benefit from any improvement in the local radio advertising sector as the year unfolds.”

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Share Buyback Update
The Company announced on July 29, 2005 that Regent’s Board of Directors voted to increase the amount of common stock that could be purchased under the stock buyback program, which now gives the Company the ability to purchase, in total, up to an additional $20.0 million of its common stock. During the first quarter of 2006 the Company repurchased 625,339 shares at an average price of $4.40 per share, or approximately $2.8 million including commissions. In the second quarter of 2006, through April, the Company has purchased 475,260 shares at an average price of $4.45 per share, or approximately $2.1 million including commissions. As of April 30, 2006 there was approximately $13.9 million of capacity remaining in the buyback program.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Regent owns and operates 74 stations located in 15 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
Regent Communications will host a teleconference to discuss these results. The teleconference is on Friday, May 5th at 9:00 a.m. Eastern Daylight Time. To access the teleconference, please dial 706-634-0496 ten minutes prior to the start time. The teleconference also will be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its normal time, there will be a replay available through Friday, May 12, 2006, which can be accessed by dialing 800-642-1687 (U.S) or 706-645-9291 (Int’l), passcode 5074478. The webcast also will be archived on the Company’s website for 30 days.
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that may include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Jonathan Lesko
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
513-651-1190	lesko@braincomm.com